Exhibit 99.1

RepliGen	Repligen Corporation
41 Seyon Street
Building #1, Suite 100
Waltham, Massachusetts 02453
Telephone: (781) 250-0111
FOR IMMEDIATE RELEASE	Telefax: (781) 250-0115

Repligen Reports Third Quarter 2014 Financial Results

- Product Revenue Increases 24% to $15.2 Million -

- Product Gross Profit Increases 26% to $8.2 Million -

- Conference Call and Webcast Today at 8:30 a.m. EST -

WALTHAM, MA – November 6, 2014 – Repligen Corporation (NASDAQ:RGEN) today reported financial results for its third quarter ended September 30, 2014. The Company’s financial and business highlights for the third quarter and year-to-date follow, as well as updated financial guidance for the year 2014.

Third Quarter Financial Highlights:

•	Product revenue for the third quarter of 2014 was $15.2 million, an increase of 24%, compared to $12.2 million in product revenue for the third quarter of 2013.

•	Total revenue for the third quarter of 2014 was $15.3 million, compared to $18.8 million for the third quarter of 2013. The 2013 quarter included $6.6 million in royalty and other revenue, of which $4.8 million was royalty revenue from Bristol-Myers Squibb based on its U.S. sales of Orencia® under an agreement that expired on December 31, 2013.

•	Product gross profit increased 26% to $8.2 million or 54.3% of product revenue for the third quarter of 2014, compared to $6.5 million or 53.5% of product revenue for the third quarter of 2013.

•	Operating income for the third quarter of 2014 was $2.2 million compared to operating income of $8.0 million for the third quarter of 2013, which included income from the aforementioned $6.6 million of royalty and other revenue.

•	Net income was $1.5 million for the third quarter of 2014 compared to $5.9 million for the same period in 2013, which included income from the aforementioned royalty and other revenue.

•	Cash and investments as of September 30, 2014 totaled $64.1 million compared to $73.8 million as of December 31, 2013. During the second quarter of 2014, the Company made cash payments of $21.2 million to acquire the bioprocessing business of Refine Technology, including the ATF System, a cell retention device used to improve product yield during the fermentation step of biologic drug manufacturing.

- more -

Repligen Reports Third Quarter 2014 Financial Results

November 6, 2014

“Repligen reported strong revenue growth for the third quarter based on increased demand for Protein A affinity ligands and our OPUS® line of pre-packed chromatography columns,” said Walter C. Herlihy, Ph.D., President and CEO of Repligen. “We are encouraged by the rapid uptake of OPUS 45, our largest diameter column which we launched in March, and by the adoption of our OPUS line by several key customers at multiple manufacturing sites.”

Operating expenses for the three-month period ended September 30, 2014 were $13.1 million compared to $10.8 million for the same period in 2013, an increase of $2.3 million or 21%. This increase was primarily driven by increased cost of goods associated with higher product sales and higher selling, general and administrative (SG&A) expenses, partially offset by the absence of cost of royalty. During the third quarter of 2014, SG&A increased by $1.6 million compared with the same period during 2013. This increase included approximately $339,000 of transaction expenses associated with our June 2, 2014 acquisition of the business of Refine Technology and increased expenses related to the expansion of our facilities and our commercial organization. Research and development expense increased by $220,000 or 15% during the third quarter of 2014 compared with same period in 2013, primarily due to our increased investment in new product development during the 2014 period. Earnings per diluted share were $0.04 for the third quarter of 2014 compared to $0.18 for the same period in 2013.

Year-to-Date Financial Summary:

Product revenue for the nine-month period ended September 30, 2014 was $45.0 million compared to $37.1 million for the same period in 2013, an increase of 21%. Product gross profit was $25.1 million or 55.7% of product revenue for the nine-month period ended September 30, 2014, compared to $19.3 million or 51.9% of revenue during the same period in 2013, an increase of 30%. Total revenue for the nine-month period ended September 30, 2014 was $47.2 million compared to $52.8 million for the same period in 2013, a decrease of 11%. During the 2013 period, total revenue included $15.7 million of royalty and other revenue, compared with $2.1 million during the 2014 period. Operating expenses for the nine-month period of 2014 were $36.5 million, including approximately $816,000 in one-time expenses associated with the Refine acquisition, compared to $35.1 million for the 2013 period, an increase of 4%. Operating income for the nine-month period ended September 30, 2014 was $10.6 million compared to $17.7 million for the same period in 2013. Net income for the nine-month period ended September 30, 2014 was $8.6 million compared to $12.8 million for the same period in 2013. Earnings per diluted share for the nine-month period ended September 30, 2014 were $0.26 compared to $0.40 for the 2013 period.

Financial Guidance for 2014

Today we are revising our financial guidance for the year 2014 based on expectations for our existing business, excluding the impact on our revenue and expenses of: potential milestone payments from therapeutic out-licenses; additional potential acquisitions; and future fluctuations in foreign currency exchange rates.

Repligen Reports Third Quarter 2014 Financial Results

November 6, 2014

Adjustments to our previous guidance:

•	Total revenue for 2014 is expected to be $60-$62 million, an adjustment to our previous guidance of $59-$62 million.

•	Total product revenue for 2014 is expected to be $58-$60 million, an increase from our previous guidance of $57-$60 million. This reflects annual growth of 22%-26%.

•	Our effective tax rate for 2014 is expected to be 21%-23% of pretax income, a decrease from our previous guidance of 23%-25%.

Consistent with our previous guidance:

•	Product gross margin for the full year 2014 is expected to be 53%-55%.

•	Total income from operations for the full year 2014 is expected to be $11-$13 million.

•	Our total net income projection for 2014 is $8-$10 million.

•	We expect to end the year 2014 with $64-$68 million in cash and cash investments.

Recent Business Updates

•	On July 15, we announced the appointment of Jon K. Snodgres as Chief Financial Officer. Prior to his most recent CFO role with Maquet Cardiovascular, Mr. Snodgres spent eight years with Thermo Fisher Scientific where he was Vice President of Finance for the Laboratory Products Group. In addition to P&L, balance sheet and cash flow responsibility, he played a key role in integrating company acquisitions, and implementing successful growth planning and profit improvement programs.

•	During the third quarter, as part of our integration of the ATF System, we began construction within our Waltham facility of a 7,500 square foot manufacturing facility expansion designed primarily for ATF System assembly. We expect to complete the transition of all ATF System operations from Pine Brook, NJ to our Waltham headquarters by the end of 2014.

Conference Call

Repligen will host a conference call and webcast today, November 6, at 8:30 a.m. EST, to discuss third quarter 2014 financial results and business updates. The live call can be accessed by dialing toll-free 844-835-7432 for domestic callers or 404-537-3372 for international callers. Dial-in participants must provide the passcode 24804552. In addition, a webcast will be accessible via the Investor Relations section of Repligen’s website www.repligen.com; see Events & Presentations. Both the conference call and webcast will be archived for a period of time following the live event. The replay dial-in numbers are 855-859-2056 for domestic callers and 404-537-3406 for international callers. Replay listeners must provide the passcode 24804552.

Repligen Reports Third Quarter 2014 Financial Results

November 6, 2014

About Repligen Corporation

Repligen Corporation (NASDAQ:RGEN) is a life sciences company focused on the development and commercialization of high-value consumable products used in the process of manufacturing biological drugs. Our bioprocessing products are sold to major life sciences and biopharmaceutical companies worldwide. We are the leading manufacturer of Protein A affinity ligands, a critical component of Protein A media that is used to separate and purify monoclonal antibody therapeutics. Our ATF (Alternating Tangential Flow) System and our growth factor products are used to increase product yield during the fermentation stage of biologic drug manufacturing. In addition, we developed and market an innovative line of “ready-to-use” chromatography columns under our OPUS® brand that we deliver pre-packed with our customers’ choice of purification media. Repligen’s corporate headquarters are in Waltham, MA (USA) and our manufacturing facilities are located in Waltham, MA and Lund, Sweden.

This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Investors are cautioned that statements in this press release which are not strictly historical statements, constitute forward-looking statements, including, without limitation, express or implied statements or guidance regarding future financial performance and position, including cash and investment position, our strategic decision to focus on the growth of our bioprocessing business, the future demand for our bioprocessing, growth factor, ATF and chromatography products, plans and objectives for future operations, our expectations related to the transition of our ATF System operations from New Jersey to our headquarters, plans and objectives for product development and acquisitions, our market share and product sales and other statements identified by words like “believe,” “expect,” “may,” “will,” “should,” “seek,” “anticipate,” or “could” and similar expressions. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including, without limitation, risks associated with: our ability to successfully grow our bioprocessing business, including as a result of acquisition, commercialization or partnership opportunities; our ability to successfully integrate and realize the expected benefit from the acquisition of the business of Refine Technology; our ability to develop and commercialize products and the market acceptance of our products; reduced demand for our products that adversely impacts our future revenues, cash flows, results of operations and financial condition; the impact of the expiration on December 31, 2013 of Bristol-Myers Squibb royalty payments from U.S. sales of Orencia®, the success of current and future collaborative or supply relationships, including our agreement with Pfizer and our agreement with BioMarin; our ability to compete with larger, better financed bioprocessing, pharmaceutical and biotechnology companies; our compliance with all Food and Drug Administration and EMEA regulations; our ability to obtain, maintain and protect intellectual property rights for our products; the risk of litigation regarding our intellectual property rights; our limited sales capabilities; our volatile stock price; and other risks detailed in Repligen’s Annual Report on Form 10-K on file with the Securities and Exchange Commission and the other reports that Repligen periodically files with the Securities and Exchange Commission. Actual results may differ materially from those Repligen contemplated by these forward-looking statements. These forward looking statements reflect management’s current views and Repligen does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date hereof except as required by law.

Contact:

Sondra S. Newman

Director Investor Relations

Repligen Corporation

(781) 419-1881

snewman@repligen.com

Repligen Reports Third Quarter 2014 Financial Results

November 6, 2014

REPLIGEN CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
Revenue:
Product revenue	$15,152,510	$12,184,215	$45,038,275	$37,132,094
Royalty and other revenue	125,675	6,637,838	2,116,841	15,654,919

Total revenue	15,278,185	18,822,053	47,155,116	52,787,013

Operating expenses:
Cost of product revenue	6,931,094	5,659,832	19,937,739	17,854,249
Cost of royalty revenue	—	723,777	—	1,943,370
Research and development	1,649,864	1,429,529	4,280,987	5,919,265
Selling, general and administrative	4,470,682	2,902,048	12,180,127	9,334,087
Contingent consideration - fair value adjustments	10,315	65,108	126,335	46,521

Total operating expenses	13,061,955	10,780,294	36,525,188	35,097,492

Income from operations	2,216,230	8,041,759	10,629,928	17,689,521
Investment income	63,924	76,046	250,659	203,170
Interest (expense) income	(11,489)	(11,704)	(38,354)	(37,637)
Other (expense) income	(14,113)	36,678	53,671	(56,504)

Income before income taxes	2,254,552	8,142,779	10,895,904	17,798,550
Income tax provision (benefit)	788,316	2,254,505	2,327,145	5,032,853

Net income	$1,466,236	$5,888,274	$8,568,759	$12,765,697

Earnings per share:
Basic	$0.04	$0.18	$0.27	$0.40

Diluted	$0.04	$0.18	$0.26	$0.40

Weighted average shares outstanding:
Basic	32,677,003	31,858,103	32,292,588	31,583,063

Diluted	33,327,327	32,551,586	33,099,599	32,282,702

Comprehensive income	$(1,657,288)	$7,298,410	$3,851,545	$13,028,716

	September 30, 2014	December 31, 2013
Balance Sheet Data:
Cash, cash equivalents and marketable securities*	$64,083,891	$73,841,805
Working capital	65,221,752	75,049,428
Total assets	128,832,774	118,644,904
Long-term obligations	3,776,355	3,457,631
Accumulated deficit	(80,488,663)	(89,057,422)
Stockholders’ equity	114,585,546	103,886,102

*	does not include restricted cash

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